UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

On January 9, 2023, Liquidia Technologies, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Liquidia Corporation (the “Parent”) entered into a Revenue Interest Financing Agreement (the “Agreement”) with HealthCare Royalty Partners IV, L.P. (the “Investor”) and HealthCare Royalty Management, LLC. Pursuant to the Agreement and subject to customary closing conditions, the Investor has agreed to pay the Company an aggregate investment amount of up to $100.0 million (the “Investment Amount”). Under the terms of the Agreement, $32.5 million of the Investment Amount will be funded at the initial closing, which is expected to occur fifteen business days after the date hereof (the “Initial Closing Date”), an additional $7.5 million of the Investment Amount will be funded fifteen business days after a request made by the Company to the Investor to fund any member of the Company Group’s (as defined below) acquisition of rights, whether in the form of an acquisition, license, joint venture or similar transaction, to a clinical stage or commercial stage biopharmaceutical product to diagnose, prevent, or treat pulmonary hypertension, an additional $35.0 million of the Investment Amount will be funded fifteen business days after the earlier of regulatory approval of YUTREPIA or a favorable determination relating to the asserted patents in the ongoing patent litigation with United Therapeutics Corporation, and the remaining $25.0 million of the Investment Amount will be funded fifteen business days after the mutual agreement of the Investor and the Company to fund such amount (the “Fourth Investment Amount”). At the Initial Closing Date, approximately $22.3 million of the Investment Amount will be used to satisfy in full and retire each member of the Company Group’s indebtedness under the Amended and Restated Loan and Security Agreement (the “SVB Loan”) dated as of January 7, 2022, by and among Silicon Valley Bank, as lender, administrative agent, and collateral agent, SVB Innovation Credit Fund VIII, L.P., the Company, the Parent, and Liquidia PAH, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Liquidia PAH” and together with the Parent and the Company, the “Company Group”).

As consideration for the Investment Amount and pursuant to the Agreement, the Company has agreed to pay the Investor a tiered royalty on annual net revenue of the Company Group after the first commercial sale of YUTREPIA (the “Revenue Interests”). Except as may otherwise be mutually agreed to in connection with the funding of the Fourth Investment Amount, the applicable tiered percentage will range from 3.60% to 10.00% on the first $250 million on annual net revenue, 1.44% to 4.00% on the next $250 million in annual net revenue, and 0.36% to 1.00% on all annual net revenue in excess of $500 million. The specific royalty rate within such ranges will depend upon the total amount advanced by the Investor and the Company Group’s achievement of a certain annual net revenue threshold for the calendar year 2025. The Company will also make certain fixed quarterly payments to the Investor, plus an additional amount on a ratable basis to reflect the funding of additional amounts by the Investor under the Agreement after the Initial Closing Date. The Company will be required to make additional payments to the Investor in the event that the first commercial sale of YUTREPIA does not occur by June 30, 2025 and certain minimum quarterly royalty payments beginning in 2026.

If the Investor has not received cumulative minimum payments from the Company equal to 60% of the amount funded by the Investor to date by December 31, 2026 or 100% of the amount funded by the Investor to date by December 31, 2028, the Company must make a cash payment immediately following each applicable date to the Investor sufficient to gross the Investor up to such minimum amounts after giving full consideration of the cumulative amounts paid to the Investor by the Company through each date. The net sale thresholds described above are not to be interpreted as financial guidance or projections for future net sales of the Company Group.

The Investor’s rights to receive the Revenue Interests will terminate on the date on which the Investor has received payments equal to 175% of funded portion of the Investment Amount less the aggregate amount of all payments made to the Investor as of such date (the “Hard Cap”), plus an amount, if any, that the Investor would need to receive to yield an internal rate of return on the funded Investment Amount equal to 18% (the “IRR True-Up Payment”), unless the Agreement is earlier terminated. If a change of control of the Company occurs, the Investor may accelerate payments due under the Agreement up to the Hard Cap, plus the IRR True-Up Payment, plus any other obligations payable under the Agreement. Upon the occurrence of an event of default, the Investor may accelerate payments due under the Agreement up to the Hard Cap, plus the IRR True-Up Payment, plus any other obligations payable under the Agreement. Upon the occurrence of certain material adverse events or the material breach of certain representations and warranties and specified covenants, which will not be considered events of default, the Investor may elect to terminate the Agreement and require the Company to make payments to the Investor equal to the lesser of the Hard Cap, plus any other obligations payable under the Agreement, or the funded portion of the Investment Amount, minus payments received by the Investor in respect of the Revenue Interests, plus the IRR True-Up Payment. If the U.S. Food and Drug Administration grants final approval to an inhaled treprostinil product therapeutically equivalent to YUTREPIA and the Investor has not received 100% of the amount funded by the Investor to date, then the Company will be required to make payments to the Investor equal to 100% of the amount funded by the Investor to date, minus payments received by the Investor in respect of the Revenue Interests.

The Agreement includes customary covenants, including a covenant that the Company Group will have cash and cash equivalents of not less than $7.5 million from January 1, 2024 to December 31, 2024, and not less than $15 million from and after January 1, 2025. The Agreement also includes customary events of default upon the occurrence of enumerated events, including non-payment of Revenue Interests, failure to perform specified covenants, the occurrence of insolvency proceedings, certain judgments and certain cross-defaults or certain revocations of the Agreement and the related transaction documents. In addition, the Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature. Each member of the Company Group’s obligations under the Agreement will be secured by a first priority perfected security interest in all of the assets and property of each member of the Company Group, subject to limited exceptions.

The foregoing description of the terms of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Parent’s next Annual Report on Form 10-K.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the termination of the SVB Loan is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

On January 9, 2023, the Parent issued a press release announcing the execution of the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release of Liquidia Corporation, dated January 9, 2023.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 9, 2023	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer